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                                                                     Exhibit 8.1


              [Letterhead of Skadden, Arps, Slate, Meagher & Flom]


                                                              August 7, 2000


Wit SoundView Group, Inc.
826 Broadway
New York, NY 10003

Ladies and Gentlemen:

                  We have acted as special counsel to Wit SoundView Group, Inc., a Delaware corporation ("Wit Parent"), in connection with the merger (the "Merger") of E*Offering Corp., a California corporation ("E*Offering"), with and into Wit Soundview Corporation, a Delaware corporation and wholly owned subsidiary of Wit ("Wit Subsidiary"), pursuant to the Agreement and Plan of Merger, dated as of May 15, 2000, by and among Wit Parent, Wit Subsidiary and E*Offering (collectively, the "Merger Agreement")(1). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

                  In rendering our opinion set forth below, we have examined and, with the consent of Wit Parent, Wit Subsidiary and E*Offering, relied upon the accuracy and completeness (which we have neither investigated nor verified) of the facts, information, covenants, representations and warranties contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, including the Exhibits thereto, the Registration Statement on Form S-4 of Wit Parent, dated the date hereof, (the "Registration Statement") and such other documents and corporate records as we have deemed necessary or appropriate as a basis for our

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(1)      References to the Merger Agreement contained in this opinion include, unless the context otherwise requires, each document attached as an Exhibit or Annex to the Merger Agreement.
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Wit SoundView Group, Inc.
August 7, 2000
Page 2


opinion set forth below. In addition, we have relied upon certain statements, representations and covenants made by Wit Parent, Wit Subsidiary and E*Offering, including representations and covenants set forth in letters from Wit Parent, Wit Subsidiary and E*Offering, dated the date hereof (the "Tax Certificates"), and we have assumed that all statements and representations made in the Tax Certificates which speak as of the date thereof will also be complete and accurate as of the Effective Time.

                  In rendering our opinion set forth below, we have assumed that
(i) the Merger will be consummated in accordance with the terms of the Merger Agreement and that none of the terms and conditions contained therein will have been waived or modified in any respect prior to the Effective Time, (ii) the Merger Agreement, the Registration Statement, and the Tax Certificates reflect all the material facts relating to the Merger, Wit Parent, Wit Subsidiary and E*Offering and (iii) the representations and covenants set forth in the Tax Certificates are true without regard to any qualification as to knowledge and belief. Our opinion is conditioned upon, among other things, the initial and continuing accuracy and completeness of the facts, information, covenants, representations and warranties made by Wit Parent, Wit Subsidiary and E*Offering (including, without limitation, those set forth in the Merger Agreement and the Tax Certificates). Any material change or inaccuracy in the facts referred to, set forth or assumed herein, the Merger Agreement, the Registration Statement, or in the Tax Certificates (after effect is given to all events occurring subsequent to the Effective Time) may affect the conclusions stated herein.

                  We have also assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

                  In rendering our opinion set forth below, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder (the "Regulations"), pertinent judicial authorities, rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that such laws, the Code, the Regulations, judicial decisions and administrative interpretations are subject to change at

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Wit SoundView Group, Inc.
August 7, 2000
Page 3


any time and, in some circumstances, with retroactive effect. Additionally, there can be no assurance that contrary positions will not be taken by the Internal Revenue Service. A material change in any of the authorities upon which our opinion is based could affect our conclusions herein.

                  Based solely upon and subject to the foregoing, we are of the opinion that under current law the Merger will, for United States federal income tax purposes, qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

                  Except as expressly set forth above, we express no other opinion, including, without limitation, any opinion as to whether any events subsequent to the Effective Time will be viewed as part of the plan of reorganization for United States federal income tax purposes and the effect, if any, of such events on our conclusions herein.

                  This opinion is solely for your benefit and is not to be used, circulated, quoted or otherwise referred to for any purpose. The opinion expressed herein is as of the date hereof, and we disclaim any undertaking to advise you of changes of facts stated or assumed herein or any subsequent changes in applicable law.


                                Very truly yours,


                                /s/ Skadden, Arps, Slate, Meagher & Flom LLP